Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

American Shared Hospital Services

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value(1)	Other(2)	950,000(1)(3)	$2.46(4)	$2,337,000	0.0001476	$344.94
Total Offering Amounts					$2,337,000		$344.94
Total Fee Offsets							-
Net Fee Due							$344.94

(1)

This registration statement on Form S-8 (this “Registration Statement”) registers an additional 950,000 shares of common stock, no par value (the “Common Stock”), of American Shared Hospital Services that may be issued under the American Shared Hospital Services Incentive Compensation Plan, as amended and restated effective June 25, 2021, f/k/a American Shared Hospital Services 2006 Stock Incentive Plan (the “Incentive Compensation Plan”).

(2)

The amount of registration fee due for the filing of this Registration Statement is calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of Common Stock that may be issued pursuant to the Incentive Compensation Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(4)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share of $2.46 is determined based on the average of the high and low prices of a share of Common Stock of American Shared Hospital Services as reported on the NYSE American LLC on January 3, 2024, which date is within five business days prior to filing this Registration Statement.